Exhibit 4.3

UNIVERSAL HOSPITAL SERVICES, INC., A DELAWARE CORPORATION,

AS ISSUER

UHS SURGICAL SERVICES, INC.

AS GUARANTOR

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 7, 2012

TO INDENTURE DATED AS OF MAY 31, 2007

8.50%/9.25% SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2015

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of August 7, 2012, is by and among Universal Hospital Services, Inc., a Delaware corporation (the “Company”), UHS Surgical Services, Inc. (the “Guarantor”) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, UHS Merger Sub, Inc. (the “Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 31, 2007, providing for the issuance of Second Lien Senior Secured Floating Rate Notes due 2015 (the “Floating Rate Notes”) and 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the “PIK Toggle Notes,” and together with the Floating Rate Notes, the “Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a supplemental indenture, dated as of May 31, 2007, pursuant to which it expressly assumed the Issuer’s Obligations under the Indenture and the Notes;

WHEREAS, $405,000,000 aggregate principal amount of PIK Toggle Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the outstanding PIK Toggle Notes, the Company, the Guarantor (as defined in the Indenture referred to herein) and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the PIK Toggle Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Third Supplemental Indenture for the purpose of amending the Indenture and the PIK Toggle Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has solicited consents to this Third Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated July 24, 2012 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding PIK Toggle Notes (excluding any PIK Toggle Notes owned by the Company or any of its Affiliates), all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture an Opinion of Counsel relating to this Third Supplemental Indenture as contemplated by Sections 9.06 and 13.04 of the Indenture and (3) the Company has satisfied all other conditions required under Article Seven and Article Nine of the Indenture to enable the Company and the Trustee to enter into this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the PIK Toggle Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND PIK TOGGLE NOTES

Section 1.1  Article 4 of the Indenture is hereby amended, with respect to the PIK Toggle Notes, by deleting the headings and text of each of the following provisions of the Indenture and inserting in place of such headings and text in each case “[INTENTIONALLY DELETED]”:

Section 4.03 (Reports);

Section 4.04 (Compliance Certificate);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10 (Assets Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.15 (Offer to Repurchase Upon Change of Control); and

Section 4.16 (Guarantees).

Section 1.2  Section 5.01 of the Indenture is hereby amended, with respect to the PIK Toggle Notes,  by deleting the text of each of clauses (3) and (4) of Section 5.01 of the Indenture in its entirety and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.3  Section 6.01 of the Indenture is hereby amended, with respect to the PIK Toggle Notes,  by deleting the text of each of clauses (4), (5) and (6) of Section 6.01 of the Indenture in its entirety and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.4  The PIK Toggle Notes and the PIK Toggle Note Guarantees are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Third Supplemental Indenture. For avoidance of doubt, it is understood that the amendments to the Indenture effected by this Third Supplemental Indenture are amending the Indenture as supplemented to date and as it applies to the PIK Toggle Notes and the PIK Toggle Note Guarantees only.  This Supplemental Indenture does not amend the Indenture with respect to the Floating Rate Notes.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2  Indenture.  Except as amended hereby, the Indenture and the PIK Toggle Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.  This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of PIK Toggle Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Third Supplemental Indenture shall control.

Section 2.3  New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.4  Successors.  All agreements of the Company in this Third Supplemental Indenture and the PIK Toggle Notes shall bind its successors.  All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 2.5  Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.6  Severability.  In case any one or more of the provisions in this Third Supplemental Indenture or in the PIK Toggle Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7  Trustee Disclaimer.  The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representations as to (i) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.8  Effectiveness.  The provisions of this Third Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Third Supplemental Indenture shall become operative only upon the acceptance for the purchase by the Company, pursuant to the Tender Offer, of at least a majority in outstanding principal amount of PIK Toggle Notes (excluding any PIK Toggle Notes owned by the Company or any of its Affiliates); provided that the amendments to the Indenture effected by this Third Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur.  The Company shall notify the Trustee promptly after the occurrence of such acceptance for purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year written above.

UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: Executive Vice President and Chief Financial Officer

UHS SURGICAL SERVICES, Inc., a Delaware corporation, as Guarantor

By:	/s/ Susan L. Wolf
Name: Susan L. Wolf
Title: Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President